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                                                                    EXHIBIT 99.2

Press Release

McLeodUSA Incorporated
McLeodUSA Technology Park
6400 C Street SW PO Box 3177
Cedar Rapids, IA 52406-1377
Press and Investor Contact: Bryce E. Nemitz
Phone: 319-790-7800
Fax:   319-298-7767
bnemitz@mcleodusa.com
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Web site: www.mcleodusa.com


Erskine Bowles, Former White House Chief of Staff and
                General Partner at Forstmann Little, Will Join McLeodUSA Board of Directors

     Forstmann Little and McLeodUSA Conclude $1 Billion Investment

     CEDAR RAPIDS, IOWA, September 15, 1999 -- McLeodUSA Incorporated (Nasdaq/NMS: MCLD), one of the nation's fastest growing Integrated Communications Providers (ICP), today announced that Erskine Bowles, General Partner of Forstmann Little and former White House Chief of Staff, will join the McLeodUSA Board of Directors.

     As announced August 30, Forstmann Little agreed to invest $1 billion in McLeodUSA in the form of convertible preferred stock with a conversion price of $36.50 per share with a 3.5 percent coupon. Under the terms of the agreement, Forstmann Little may convert to common stock after five years and McLeodUSA may call the security after seven years. The investment represents ownership of approximately 12 percent of McLeodUSA fully diluted shares. The transaction, completed today, includes two Board seats. Mr. Bowles will be the second Forstmann Little addition to the McLeodUSA Board, joining Theodore J. Forstmann, Senior Partner.

     "The remarkable success Mr. Bowles has enjoyed in both the public and private sectors over his impressive career provides evidence of his entrepreneurial, financial and leadership skills," said Chairman and Chief Executive Officer of McLeodUSA, Clark McLeod. "We look forward to welcoming both of these prestigious leaders to our Board."

     As General Partner at Forstmann Little since January of this year, Mr. Bowles focuses on the firms' existing portfolio companies and on developing new investments for the firm. Mr. Bowles was involved in the recent decision to invest $1 billion in McLeodUSA to fully fund its current business plan. "One of the most compelling reasons for selecting McLeodUSA for this substantial investment was the quality of their leadership team and their track record of outstanding execution. I look forward to seeing this very capable team in action as Ted and I become involved in Board activities," stated Mr. Bowles.

     Erskine Bowles served as White House Chief of Staff from November 1996 until November 1998 for President Clinton. Previously, he was Assistant to the President and Deputy Chief of Staff from October 1994 through December 1995. Before serving in the White House, Bowles was Administrator of the U.S. Small Business Administration from May 1993 through September 1994. In 1996, Bowles co-founded Carousel Capital, a merchant banking firm active in the Southeast. He remains affiliated with Carousel Capital. Before entering government service in 1993, Bowles was Chairman and CEO of Bowles Hollowell Conner & Co., a North Carolina investment banking firm he founded in 1975.
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     In recognition of the long-term commitment and partnering
     relationship the Forstmann Little investment represents, and because of the intense interest both Theodore Forstmann and Clark McLeod share in education, McLeodUSA also announced today plans to name its employee training facilities "The Forstmann Little Center for Excellence and Opportunity."

     Salomon Smith Barney advised McLeodUSA, and Chase Securities Inc. advised Forstmann Little on the transaction.

     Founded in 1978, Forstmann Little is a private investment firm that has invested over $13 billion in 24 acquisitions and significant equity investments, including Gulfstream Aerospace, General
     Instrument, Ziff-Davis Publishing, Yankee Candle Company and
     Community Health Systems. The firm currently has approximately $3 billion in committed capital for future investments.

     McLeodUSA is a provider of integrated communications services to business and residential customers in 11 Midwest and Rocky Mountain states; ten additional expansion states will be added. The Company offers local, long distance, data, voice mail, paging, and Internet access. McLeodUSA is a facilities-oriented communications provider with 16 switches, 8,500 route miles of fiber optics network, 554,700 local lines, and 7,100 employees. In the next 12 months, the Company's publishing subsidiaries plan to distribute over 22 million copies of competitive directories in 22 states, expected to reach over 36 million people.

     Some of the statements contained in this news release discuss future expectations, contain projections of results of operations or financial condition or state other forward-looking information. Those statements are subject to known and unknown risks, uncertainties and other factors that could cause the actual results to differ materially from those contemplated by the statements. The "forward-looking" information is based on various factors and was derived using numerous assumptions. In some cases, you can identify these so-called forward-looking statements by words like "may," "will, "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential," or "continue" or the negative of those words and other comparable words. You should be aware that those statements only reflect the predictions of McLeodUSA. Actual events or results may differ substantially. Important factors that could cause actual results of McLeodUSA to be materially different from the forward-looking statements include availability of financing and regulatory approvals, the number of potential customers in a target market, the existence of strategic alliances or relationships, technological, regulatory or other developments in the industry, changes in the competitive climate in which McLeodUSA operates and the emergence of future opportunities. These and other applicable risks are summarized under the caption "Risk Factors" in the McLeodUSA Annual Report on Form 10-K for the fiscal year ended December 31, 1998, which is filed with the Securities and Exchange Commission.

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